Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Hank Nicodemus
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 15, 2004 - Equus II Incorporated (NYSE: EQS) reports net assets as of September 30, 2004, of $67.7 million, equivalent to $10.77 per share. Comparative data is summarized below:

	9/30/04	6/30/04	12/31/03	9/30/03
Net assets	$67,703,445	$70,528,424	$71,538,554	$77,799,651
Shares outstanding	6,289,018	6,541,068	6,615,173	6,233,021
Net assets per share	$10.77	$10.78	$10.81	$12.48

Net assets decreased in the aggregate during the quarter by approximately $2,825,000. During the quarter, $1,981,000 was spent to acquire 252,050 shares of stock pursuant to our previously announced stock repurchase plan which resulted in an increase in NAV of $.13 per share. We had increases in values aggregating $1.1 million at three portfolio companies, offset by $2.1 million of reductions in value at five others. We recorded realized net capital losses of $8.6 million during the quarter, substantially all of which had been previously reported in unrealized depreciation. Most of the realized loss resulted from the merger of Container Acquisition with Global Intermodal Systems. We believe that the combined entity, ConGlobal Industries, Inc., will take advantage of synergies arising from the merger to generate future profits and increases in our remaining investment.

The Fund has retired all its debt and has approximately $18 million in cash and temporary investments. Subsequent to September 30, 2004, 55,545 additional shares were repurchased for approximately $450,000. This completes the $3 million stock repurchase plan announced in May 2004. The total shares repurchased were 381,700 shares.

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and 2 venture capital firms. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. Our home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.